EXHIBIT 10.9.5

1993 DIRECTOR STOCK OPTION PLAN

AMENDMENT No. 4

The 1993 Director Stock Option Plan (the "Plan") is amended effective as of March 13, 2002, as follows:

That Section 9 of the Plan is hereby amended in its entirety to read as follows (new language in bold):

"9. Limited Transferability of Options: The option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, the Administrator, in its sole discretion and subject to such terms as it deems adviseable, may allow the Optionee to designate a beneficiary in writing, and in the event such a beneficiary designation is allowed and made, the beneficiary so designated shall have absolute authority to exercise such option, whether nonqualified stock option or incentive stock option, to the extent the option is vested."